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                                  Exhibit 23.2
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                         [COOPERS & LYBRAND LETTERHEAD]

                       Consent Of Independent Accountants

We consent to the incorporation by reference in the registration statement of SLM International, Inc. on Form S-8 (File No. 33-53996) of our report, which includes an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern, dated April 26, 1996, on our audits of the consolidated financial statements and financial statement schedule of SLM International, Inc. As of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, which report is included in this Annual Report on Form 10-K.

                                       /s/ COOPERS & LYBRAND

Albany, New York
May 8, 1996